Exhibit 5
Conner & Winters

ATTORNEYS AND COUNSELORS AT LAW
Conner & Winters, LLP
4000 One Williams Center
Tulsa, Oklahoma 74172-0148
918-586-5711
March 6, 2009
Willbros Group, Inc.
4400 Post Oak Parkway, Suite 1000
Houston, Texas 77027
Ladies and Gentlemen:
     We have acted as counsel for Willbros Group, Inc., a Delaware corporation (the “Company”), in connection with the preparation and filing with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), of Post-Effective Amendment No. 1 to registration statements on Form S-8, File Nos. 333-18421, 333-53748, 333-74290, 333-135543, 333-139353, 333-151795 and 333-151796 (collectively, the “Post-Effective S-8 Registration Statements”), registering shares of common stock, par value $.05 per share, of the Company (the “Shares”) under the Willbros Group, Inc. 1996 Stock Plan, the Willbros Group, Inc. Director Stock Plan and the Willbros Group, Inc. Amended and Restated 2006 Directed Restricted Stock Plan (the “Plans”).
     We have examined and are familiar with an original or copy, the authenticity of which has been established to our satisfaction, of the Plans and all such documents, corporate records, and other instruments as we have deemed necessary to express the opinion herein set forth. In rendering the opinion expressed below, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies. In addition, we have assumed and have not verified the accuracy as to factual matters of each document we have reviewed. We have also assumed that the consideration to be received for each of the Shares will equal or exceed the par value per share of the common stock.
     Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and acquired or paid for pursuant to and in accordance with the terms of the Plans and applicable authorized forms of agreement thereunder, will be validly issued, fully paid, and non-assessable.
     The foregoing opinion is limited to the General Corporation Law of the State of Delaware, including the applicable provisions of the Delaware Constitution and judicial decisions interpreting those laws as of the date of this opinion.
     We hereby consent to the Company’s filing of this opinion as an exhibit to the Post-Effective S-8 Registration Statements. In giving this consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

Very truly yours,
/s/ Conner & Winters, LLP